Exhibit 99.1

Warrior Reports First Quarter 2025 Results
Strong cost performance generated positive margins and positive operating cash flows despite weak steelmaking coal markets

Startup of Blue Creek longwall on track, on budget, and on schedule for completion no later than Q2 2026

Full year outlook unchanged at this time

BROOKWOOD, AL - April 30, 2025 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the first quarter of 2025. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported a net loss for the first quarter of 2025 of $8.2 million, or $0.16 per diluted share, a decrease from net income of $137.0 million, or $2.62 per diluted share, in the first quarter of 2024. The Company reported Adjusted EBITDA of $39.5 million in the first quarter of 2025 compared to Adjusted EBITDA of $200.2 million in the first quarter of 2024. These results were substantially impacted by significantly weaker steelmaking coal market conditions reflected in the 40% lower index price for premium low-vol steelmaking coal year-over-year.

First Quarter Highlights

•Reported a 10% increase in total production volumes, primarily attributable to the Blue Creek growth project, and a 2% increase in sales volumes;

•Leveraged variable cost model to tightly manage costs in the current pricing environment, with cash cost of sales (free-on-board port) per short ton decreasing to $112.35 from $133.48 year-over-year;

•Produced 251 thousand short tons from continuous miner development on the first longwall panel at Blue Creek project;

•Continued to make significant progress on the development of Blue Creek, with the longwall startup expected no later than the second quarter of 2026; and

•Recorded $10.9 million of cash provided by operating activities despite an average Platts Premium Low Vol FOB Australian index price of $167.90 per short ton during the quarter which represents a 9% and 40% decrease, respectively, from the previous quarter and prior year comparable quarter.

“While weak market conditions continued as expected, we were able to leverage our operational strength and financial discipline to deliver an increase in volume and strong cost performance at our mines, enabling us to maintain positive cash margins. At the same time, we continued to make excellent progress at Blue Creek, as we move closer to the finish line of the world-class growth project.” commented Walt Scheller, CEO of Warrior. “I would like to thank our employees for their outstanding performance and hard work to accomplish these goals.”

“The combination of broad economic uncertainty around global trade, seasonal demand weakness, and ample spot supply is expected to result in continued pressure on steelmaking coal prices. In this environment, we are increasing our focus on what is within our control: protecting margins and cash flow. We are confident that our unique asset base, highly flexible cost structure, and high-performing workforce will allow us to navigate successfully through the remainder of the year and beyond.”

“Given the current lack of economic clarity, our 2025 guidance remains unchanged at this time and does not reflect any potential impact from the recent tariff announcements. Until there is more clarity on trade and tariff policy, including any retaliatory tariffs that may be implemented against the U.S., we are unable to quantify the potential impact of these changes on Warrior. We expect to provide further updates to our financial outlook in connection with our second quarter earnings call to be held in early August 2025,” Mr. Scheller concluded.

Operating Results
Sales volumes in the first quarter of 2025 were 2.2 million short tons compared to 2.1 million short tons in the first quarter of 2024, representing a 2% increase.

The Company produced 2.3 million short tons of steelmaking coal in the first quarter of 2025, compared to 2.1 million short tons in the first quarter of 2023, representing a 10% increase and includes 251 thousand short tons produced at Blue Creek. Inventory levels remained consistent at 1.1 million short tons as of March 31, 2025 compared to December 31, 2024.

Additional Financial Results
Total revenues were $299.9 million for the first quarter of 2025, which compares to total revenues of $503.5 million for the first quarter of 2024. The average net selling price of the Company's steelmaking coal decreased 41.9% from $233.91 per short ton in the first quarter of 2024 to $135.79 per short ton in the first quarter of 2025. Our average gross selling price realization was approximately 83% of the Platts Premium Low Vol FOB Australian index price for the first quarter of 2025.

Cost of sales for the first quarter of 2025 were $245.7 million compared to $285.6 million for the first quarter of 2024. Cash cost of sales (free-on-board port) for the first quarter of 2025 were $244.0 million, or 82.7% of mining revenues, compared to $284.2 million, or 57.1% of mining revenues in the same period of 2024. Despite current levels of inflation, cash cost of sales (free-on-board port) per short ton decreased to $112.35 in the first quarter of 2025 from $133.48 in the first quarter of 2024, driven primarily by lower steelmaking coal prices and its effect on our variable cost structure, primarily for wages, transportation and royalties combined with the increase in tons produced while tightly managing our costs.

Selling, general and administrative expenses for the first quarter of 2025 were $18.4 million and were slightly lower than the same period last year due to lower stock compensation expense.

Depreciation and depletion expenses for the first quarter of 2025 were $45.3 million, or 15.1% of total revenues and were higher than the same period last year of 7.9% of total revenues primarily due to depreciation expense recognized on additional assets placed into service at Blue Creek and higher sales volumes. Warrior achieved net interest income of $3.2 million during the first quarter of 2025, which is lower than the prior year due to lower cash balances and lower earned rates of return.

Income tax benefit was $6.0 million in the first quarter of 2025 on a pre-tax loss of $14.2 million primarily driven by the pre-tax loss and an income tax benefit for foreign-derived intangible income and depletion expense. This compares to an income tax expense of $19.1 million on pre-tax income of $156.1 million in the first quarter of 2024.

Cash Flow and Liquidity
The Company generated positive cash flows from operations of $10.9 million in the first quarter of 2025, compared to $104.1 million in the first quarter of 2024. Capital expenditures and mine development for the first quarter of 2025 were $79.3 million compared to $101.7 million in the first quarter of 2024. The first quarter of 2025 includes $55.3 million of capital expenditures for the continued development of Blue Creek, which brings the total project capital expenditures to $771.8 million. Free cash flows in the first quarter of 2025 were negative $68.4 million compared to free cash flows of $2.4 million in the first quarter of 2024.

Net working capital, excluding cash, for the first quarter of 2025 increased by $31.8 million from the fourth quarter of 2024, primarily reflecting higher sales volumes, lower accrued expenses and higher accounts payable.

Cash flows provided by financing activities for the first quarter of 2025 were $30.3 million, primarily due to $48.8 million of proceeds received from equipment financing, offset partially by payments for taxes related to net share settlement of vested equity awards of $9.4 million, payment of a regular quarterly dividend of $5.2 million and principal repayments of financing lease obligations of $3.9 million.

The Company’s total liquidity as of March 31, 2025 was $616.6 million, consisting of cash and cash equivalents of $454.9 million, short-term investments of $23.5 million, net of $9.6 million posted as collateral, long-term investments of $24.6 million and available liquidity under its ABL Facility of $113.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation
On April 23, 2025, our Board declared a regular quarterly cash dividend of $0.08 per share, which the Company plans to distribute on May 12, 2025, to stockholders of record as of the close of business on May 5, 2025.

Company Outlook
The Company's guidance for the full year 2025 remains unchanged at this time and does not reflect any potential impact from the recent tariff announcements. This guidance is subject to many risks that may impact performance, such as recent tariff announcements, market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. Warrior will continue to evaluate the impact of the tariff announcements on its business for the remainder of the fiscal year, with the goal of providing further updates to its financial outlook in connection with its second quarter earnings call to be held in early August 2025.

Coal sales	8.2 - 9.0 million short tons
Coal production	7.8 - 8.6 million short tons
Cash cost of sales (free-on-board port)	$117 - $127 per short ton
Capital expenditures for sustaining existing mines	$90 - $100 million
Capital expenditures for Blue Creek project	$225 - $250 million
Mine development costs for Blue Creek project	$95 - $110 million
Depreciation and depletion	$185 - $210 million
Selling, general and administrative expenses	$65 - $75 million
Interest expense	$4 - $6 million
Interest income	$10 - $15 million
Income tax expense rate	10% - 15%

Key factors that may affect outlook include:
•Three planned longwall moves (one in Q2 and two in Q3),
•HCC index pricing, geography of sales and freight rates,
•Trade and tariff policies,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $90-$100 million, including regulatory gas requirements and final 4 North bunker construction, and discretionary capital spending of $225-$250 million for the development of the Blue Creek reserves.

The Company's 2025 production and sales guidance contains approximately 1.0 million short tons of High Vol A steelmaking coal from the Blue Creek continuous miner units, which are expected to be sold in the second half of 2025 when the preparation plant comes online.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its first quarter 2025 results today, April 30, 2025, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on April 30, 2025 until 6:30 p.m. ET on May 7, 2025. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 8536808.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2025 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project, and the terms of any new labor contract. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impacts of U.S. and international trade policies and tariffs; the impact of global pandemics, including the impact of any such pandemic on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the ongoing conflict in the Middle East; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017;

legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2024 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended March 31,
	2025	2024
Revenues:
Sales	$294,933	$497,998
Other revenues	5,010	5,514
Total revenues	299,943	503,512
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	245,735	285,587
Cost of other revenues (exclusive of items shown separately below)	7,873	9,965
Depreciation and depletion	45,277	40,023
Selling, general and administrative	18,442	18,859
Total costs and expenses	317,327	354,434
Operating (loss) income	(17,384)	149,078
Interest expense	(2,107)	(1,121)
Interest income	5,293	8,154
(Loss) income before income tax (benefit) expense	(14,198)	156,111
Income tax (benefit) expense	(6,030)	19,122
Net (loss) income	$(8,168)	$136,989
Basic and diluted net (loss) income per share:
Net (loss) income per share—basic	$(0.16)	$2.63
Net (loss) income per share—diluted	$(0.16)	$2.62
Weighted average number of shares outstanding—basic	52,464	52,163
Weighted average number of shares outstanding—diluted	52,464	52,217
Dividends per share:	$0.08	$0.58

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended March 31,
	2025	2024
Tons sold	2,172	2,129
Tons produced	2,254	2,051
Average net selling price	$135.79	$233.91
Cash cost of sales (free-on-board port) per short ton(2)	$112.35	$133.48
Cost of production %	66%	61%
Transportation and royalties %	34%	39%
Cash margin per ton(3)	$23.44	$100.43
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2025	2024
Cost of sales	$245,735	$285,587
Asset retirement obligation accretion	(965)	(702)
Stock compensation expense	(742)	(713)
Cash cost of sales (free-on-board port)(2)	$244,028	$284,172

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.
(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended March 31,
	2025	2024
Net (loss) income	$(8,168)	$136,989
Interest income, net	(3,185)	(7,033)
Income tax (benefit) expense	(6,030)	19,122
Depreciation and depletion	45,277	40,023
Asset retirement obligation accretion	1,331	1,297
Stock compensation expense	8,053	9,147
Other non-cash accretion	494	451
Non-cash mark-to-market loss on gas hedges	1,718	—
Business interruption	(2)	201
Adjusted EBITDA(4)	$39,488	$200,197
Adjusted EBITDA margin(5)	13.2%	39.8%
Adjusted EBITDA per short ton(6)	$18.18	$94.03
(4)  Adjusted EBITDA is defined as net (loss) income before net interest income, net, income tax (benefit) expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, non-cash mark-to-market loss on gas hedges and business interruption expenses.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net (loss) income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.
(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended March 31,
	2025	2024
Net (loss) income	$(8,168)	$136,989
Business interruption, net of tax	(1)	176
Adjusted net (loss) income(7)	$(8,169)	$137,165

Weighted average number of shares outstanding—basic	52,464	52,163
Weighted average number of shares outstanding—diluted	52,464	52,217

Adjusted net (loss) income per share—basic	$(0.16)	$2.63
Adjusted net (loss) income per share—diluted	$(0.16)	$2.63
(7)    Adjusted net (loss) income is defined as net (loss) income net of business interruption expenses, net of tax (based on each respective period's effective tax rate). Adjusted net (loss) income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net (loss) income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net (loss) income should not be considered in isolation, nor as an alternative to net (loss) income under GAAP. We believe adjusted net (loss) income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net (loss) income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended March 31,
	2025	2024
OPERATING ACTIVITIES:
Net (loss) income	$(8,168)	$136,989
Non-cash adjustments to reconcile net (loss) income to net cash provided by operating activities	50,245	53,774
Changes in operating assets and liabilities:
Trade accounts receivable	(30,593)	(115,175)
Income tax receivable	—	7,833
Inventories	7,721	16,162
Prepaid expenses and other receivables	(5,965)	(5,267)
Accounts payable	15,438	5,631
Accrued expenses and other current liabilities	(18,435)	5,046
Other	674	(935)
Net cash provided by operating activities	10,917	104,058
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(68,510)	(99,703)
Mine development costs	(10,837)	(1,987)
Proceeds from sale short-term investments	1,582	—
Net cash used in investing activities	(77,765)	(101,690)
FINANCING ACTIVITIES:
Net cash provided by (used in) financing activities	30,309	(46,707)
Net decrease in cash, cash equivalents and restricted cash	(36,539)	(44,339)
Cash, cash equivalents and restricted cash at beginning of period	499,132	738,197
Cash, cash equivalents and restricted cash at end of period	$462,593	$693,858
RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended March 31,
	2025	2024
Net cash provided by operating activities	$10,917	$104,058
Purchases of property, plant and equipment and mine development costs	(79,347)	(101,690)
Free cash flow(8)	$(68,430)	$2,368
Free cash flow conversion(9)	(173.3)%	1.2%
(8) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(9) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$454,933	$491,547
Short-term investments	33,105	14,622
Trade accounts receivable	171,460	140,867
Inventories, net	197,645	207,590
Prepaid expenses and other receivables	38,400	32,436
Total current assets	895,543	887,062
Restricted cash	7,660	7,585
Mineral interests, net	70,501	72,245
Property, plant and equipment, net	1,595,347	1,549,470
Deferred income taxes	3,363	3,210
Long-term investments	24,641	44,604
Other long-term assets	26,839	27,340
Total assets	$2,623,894	$2,591,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,250	$40,178
Accrued expenses	71,756	85,369
Short-term financing lease liabilities	12,939	13,208
Other current liabilities	32,407	31,675
Total current liabilities	174,352	170,430
Long-term debt	153,767	153,612
Asset retirement obligations	72,673	72,138
Long-term financing lease liabilities	5,586	6,217
Deferred income taxes	57,449	63,835
Other long-term liabilities	83,301	34,467
Total liabilities	547,128	500,699
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 54,781,126 issued and 52,559,285 outstanding as of March 31, 2025; 54,533,374 issued and 52,311,533 outstanding as of December 31, 2024)	548	545
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of March 31, 2025 and December 31, 2024)	(50,576)	(50,576)
Additional paid in capital	288,540	289,808
Retained earnings	1,838,254	1,851,040
Total stockholders’ equity	2,076,766	2,090,817
Total liabilities and stockholders’ equity	$2,623,894	$2,591,516